As filed with the Securities and Exchange Commission on January 10, 2023

Registration No. 333-252089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON FORM S-3

TO
FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spruce Power Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	83-4109918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Lawrence Street, Suite 320

Denver CO 80202

Tel: (866) 903-2399

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Tech

Chief Executive Officer

Spruce Power Holding Corporation

1875 Lawrence Street, Suite 320

Denver CO 80202

Tel: (866) 903-2399

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stacey Constas	Benjamin G. Lombard
General Counsel	Reinhart Boerner Van Deuren s.c.
Spruce Power Holding Corporation	1000 North Water Street, Suite 1700
1875 Lawrence Street, Suite 320	Milwaukee, WI 53202
Denver CO 80202	Tel: (414) 298-1000
Tel: (866) 903-2399

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 2 is being filed by Spruce Power Holding Corporation to convert the Registration Statement on Form S-1 (Registration No. 333-252089), which originally became effective on January 22, 2021, into a Registration Statement on Form S-3. This Post- Effective Amendment No. 2 also contains an updated prospectus so that the information contained or incorporated therein is current as of the date of filing.

No additional securities are being registered under this Post-Effective Amendment No. 2 and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell such securities, and it is not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated January 10, 2023

PROSPECTUS

Up to 48,083,495 Shares of Common Stock

Up to 4,233,333 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 4,233,333 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 4,233,333 shares of our common stock, $0.0001 par value per share (“Common Stock”) that are issuable upon the exercise of 4,233,333 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Pivotal Investment Corporation II (“Pivotal”). On January 28, 2021, we announced the redemption of public warrants originally issued in the initial public offering of Pivotal (the “Public Warrants”). As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, we had no Public Warrants outstanding as of March 1, 2021. Thus, the term “Warrants,” as used in this prospectus, refers only to Private Placement Warrants. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 48,083,495 shares of Common Stock, including (i) 15,000,000 shares of Common Stock originally issued in a private placement at the closing of the Business Combination (as defined below), (ii) 21,504,622 shares of Common Stock issued to directors, officers and affiliates of Legacy XL (as defined below) pursuant to the Merger Agreement (as defined below) in connection with the Business Combination, (iii) 5,750,000 shares of Common Stock issued upon conversion of shares held by Pivotal Investment Holdings II LLC (the “Sponsor”) and certain affiliates of Pivotal in connection with the Business Combination, (iv) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, and (v) up to 1,595,540 shares issued or issuable upon the exercise of Legacy XL warrants (the “Legacy XL Warrants”) assumed by us in connection with the Business Combination, and (B) up to 4,233,333 Private Placement Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any amendments or supplements before you invest. You also should read the documents described under “Where You Can Find More Information” in this prospectus for information about us and our financial statements.

Our common stock is listed on the New York Stock Exchange under the symbol “SPRU.” On January 9, 2023, the last reported sale price of our common stock on the New York Stock Exchange was $1.00 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is        , 2023.

Neither we nor the Selling Securityholders have authorized anyone to provide you with information other than the information contained in or incorporated by reference into this prospectus. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus, or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

i

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our common stock.

We urge you to read carefully the entire prospectus and the documents incorporated by reference in this prospectus, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus. You should read carefully the “Risk Factors” section on page 5 of this prospectus and the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, the quarter ended June 30, 2022 and the quarter ended September 30, 2022, each of which is incorporated by reference for more information about important risks that you should consider before investing in our common stock.

Unless the context requires otherwise, the “Company,” “Spruce Power,” “we,” “us,” “our” and similar terms refer collectively to Spruce Power Holding Corporation (f/k/a XL Fleet Corp.) and its subsidiaries.

Spruce Power

We are a leading owner and operator of distributed solar energy assets across the United States, offering subscription-based services to more than 51,000 customers and making renewable energy more accessible to everyone.

We also offer and install charging stations to enable customers to effectively and cost-effectively develop the charging infrastructure required for their electrified vehicles (the “XL Grid” segment).

On September 9, 2022, we acquired 100% of the membership interests of Spruce Holding Company 1 LLC, Spruce Holding Company 2 LLC, Spruce Holding Company 3 LLC and Spruce Manager LLC (collectively and together with their subsidiaries, “SPHC”). With our acquisition of SPHC, we now generate revenues through the sale to homeowners of power generated by its residential solar energy systems pursuant to long-term agreements, and the servicing of those agreements for other institutional owners of residential solar energy systems in our Solar Power segment.

Through SPHC, we hold subsidiary fund companies that own and operate portfolios of residential solar energy systems. The solar energy systems are subject to solar lease agreements ("SLAs") and power purchase agreements ("PPAs", together with the SLAs, "Customer Agreements") with residential customers who benefit from the production of electricity produced by the solar energy systems. The solar energy systems may qualify for subsidies and other incentives as provided by various states and local agencies. These benefits have been retained by the entities that own the systems, with the exception of the investment tax credit under Section 48 of the Internal Revenue Code, which was passed through to owners.

Through SPHC, we also engage in the energy efficiency and solar loan servicing business. Spruce Power offers services which include asset management services and operating and maintenance services for residential solar photovoltaic projects, in addition to, loan servicing support that allows residential consumers to finance energy efficiency home improvements and residential solar energy systems.

Recent Developments

On September 9, 2022, we entered into a Membership Interest Purchase and Sale Agreement pursuant to which, on the date thereof, we acquired (the “Spruce Acquisition”) 100% of the membership interests in Spruce Holding Company 1 LLC, Spruce Holding Company 2 LLC, Spruce Holding Company 3 LLC and Spruce Manager LLC for approximately $32.6 million, which consisted of cash payments of $61.8 million less cash and restricted cash acquired of $29.2 million. In connection with the Spruce Acquisition, we also assumed approximately $542 million in debt. On November 10, 2022, we changed our corporate name from XL Fleet Corp. to Spruce Power Holding Corporation.

In December 2022, we took actions to exit our Legacy XL Drivetrain business, including selling certain assets relating to this business.

Background

On December 21, 2020 (the “Closing Date”), Pivotal Investment Corporation II, a special purpose acquisition company incorporated on March 20, 2019 (“Pivotal”), consummated a business combination pursuant to that certain Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal, PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and XL Hybrids, Inc., a Delaware corporation (“Legacy XL”). Pursuant to the terms of the Merger Agreement, a business combination between Pivotal and Legacy XL was effected through the merger of Merger Sub with and into Legacy XL, with Legacy XL surviving as the surviving company and as a wholly-owned subsidiary of Pivotal (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Pivotal Investment Corporation II changed its name to XL Fleet Corp.

In connection with the consummation of the Business Combination, each outstanding share of Pivotal’s Class A common stock, par value $0.0001 per share (“Pivotal Class A Common Stock”), including (a) any shares of Pivotal’s Class B common stock, par value $0.0001 per share (“Pivotal Class B Common Stock”) that were converted into Pivotal Class A Common Stock in connection with the Merger and (b) any Pivotal units that were separated into the component securities, including Pivotal Class A Common Stock in connection with the Merger, was converted into one share of Common Stock. On the Closing Date, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 15,000,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000, pursuant to separate subscription agreements (each, a “Subscription Agreement” and the financing, the “PIPE”). Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing of the Merger.

Corporate Information

Pivotal was incorporated in the State of Delaware in March 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Pivotal and one or more businesses. Pivotal completed its initial public offering in July 2019. In December 2020, Merger Sub merged with and into Legacy XL, with Legacy XL surviving the merger as a wholly-owned subsidiary of Pivotal. In connection with the Merger, we changed our name to XL Fleet Corp., and following the Spruce Acquisition we changed our name from XL Fleet Corp. to Spruce Power Holding Corporation on November 10, 2022. Our principal executive offices are located at 1875 Lawrence Street, Suite 320, Denver, CO 80202. Our telephone number is (866) 903-2399. Our website address is www.sprucepower.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Spruce Power Holding Corporation (f/k/a XL Fleet Corp.).
Issuance of Common Stock
Shares of Common Stock Offered by us	Up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the 4,233,333 outstanding Private Placement Warrants.
Shares of Common Stock Outstanding Prior to Exercise of All Private Placement Warrants	144,193,606 shares (as of December 31, 2022).
Shares of Common Stock Outstanding Assuming Exercise of All Private Placement Warrants	148,426,939 shares (based on total shares and warrants outstanding as of December 31, 2022).
Exercise Price of Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds	We will receive up to an aggregate of approximately $48.68 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash. We expect to use the net proceeds from the exercise of the Private Placement Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock and Warrants

Shares of Common Stock Offered by the Selling Securityholders

48,083,495 shares of Common Stock, including (i) 15,000,000 PIPE Shares, (ii) 21,504,622 shares of Common Stock issued to directors, officers and affiliates of Legacy XL pursuant to the Merger Agreement in connection with the Business Combination, (iii) 5,750,000 shares of Common Stock issued upon conversion of shares held by the Sponsor and certain affiliates of Pivotal in connection with the Business Combination, (iv) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, and (v) up to 1,595,540 shares issued or issuable upon the exercise of Legacy XL Warrants.

Warrants Offered by the Selling Securityholders	4,233,333 Private Placement Warrants.
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.
Market for Common Stock	Our Common Stock is currently traded on the NYSE under the symbol “SPRU”.
Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Spruce Power.

The SEC allows us to “incorporate by reference” certain information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus. In addition, we incorporate by reference filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date the date of the initial registration statement and prior to effectiveness of the registration statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

●	our Annual Report on Form 10-K for the year ended December 31, 2021;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, the quarter ended June 30, 2022 and the quarter ended September 30, 2022;

●	our Current Reports on Form 8-K, as filed with the SEC on February 2, 2022, March 4, 2022, March 25, 2022, April 12, 2022, May 5, 2022, May 10, 2022, September 15, 2022, as amended on November 22, 2022, October 21, 2022, October 28, 2022 (three filings on such date), November 14, 2022, December 15, 2022 and December 21, 2022;

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 10, 2019, including any amendment or report filed for purposes of updating such description; and

●	any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering is completed or terminated.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for those documents should be directed to Corporate Secretary, Spruce Power Holding Corporation, 1875 Lawrence Street, Suite 320, Denver, CO 80202, telephone (866) 903-2399. In addition, each document incorporated by reference is readily accessible on our website at www.sprucepower.com. Except for the documents listed above, the information contained on our website or that can be accessed through our website is not incorporated by reference herein.

We have filed with the SEC under the Securities Act a registration statement on Form S-3 of which this prospectus forms a part. This prospectus does not contain all of the information contained in the registration statement and its exhibits. We strongly encourage you to read carefully the registration statement and its exhibits. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

RISK FACTORS

Investing in our common stock involves risk. Please see the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, the quarter ended June 30, 2022 and the quarter ended September 30, 2022, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the risks described below and other information contained or incorporated by reference in this prospectus and any supplemental prospectus. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.

The risks described herein and in the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or that result from developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus or any of the documents incorporated by reference, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Forward-looking statements may include, for example, statements about:

●	our rapid growth may not be sustainable and depends on our ability to attract and retain customers;

●	our ability to recognize the anticipated benefits of the Spruce Acquisition, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

●	our financial and business performance following the Spruce Acquisition, including financial projections and business metrics;

●	our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	the implementation, market acceptance and success of our business model;

●	our ability to scale in a cost-effective manner;

●	developments and projections relating to our competition and industry;

●	the impact of health epidemics, including the novel coronavirus (“COVID-19”) pandemic, on our business and the actions we may take in response thereto;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to obtain funding for our operations;

●	our business, expansion plans and opportunities; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

●	the outcome of any legal proceedings;

●	our ability to recognize the anticipated benefits of the Spruce Acquisition, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

●	costs related to the Spruce Acquisition;

●	our success in retaining or recruiting, or changes required in, officers, key employees or directors following the Spruce Acquisition;

●	changes in applicable laws or regulations;

●	our ability to execute our business model, including market acceptance of our planned products and services;

●	that we have identified a material weakness in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements;

●	the possibility that the COVID-19 pandemic may adversely affect our results of operations, financial position and cash flows; and

●	the possibility that we may be adversely affected by other economic, business or competitive factors.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All of the Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $48.68 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash. We expect to use the net proceeds, if any, from the exercise of the Private Placement Warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. We will have broad discretion over the use of proceeds from the exercise of the Private Placement Warrants. There is no assurance that the holders of the Private Placement Warrants will elect to exercise any or all of such Private Placement Warrants. To the extent that the Private Placement Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Private Placement Warrants will decrease.

SELLING SECURITYHOLDERS

Certain of the Selling Securityholders acquired the Private Placement Warrants from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with the initial public offering of our predecessor, Pivotal. Certain of the Selling Securityholders acquired shares of our Common Stock from us in the private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement in connection with the Business Combination. Certain of the Selling Securityholders acquired shares of our Common Stock in connection the exchange of their shares of Legacy XL in connection with the Business Combination. Certain of the Selling Securityholders acquired the Legacy XL Warrants in connection with their service to Legacy XL, which we acquired in the Business Combination. Pursuant to agreements with certain of the Selling Securityholders and the Business Combination, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Private Placement Warrants (and the shares of Common Stock that may be issued upon exercise of the Private Placement Warrants), and (ii) the shares of our Common Stock otherwise listed above.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of December 31, 2022 regarding the beneficial ownership of our Common Stock by the Selling Securityholders and the shares of Common Stock being offered by the Selling Securityholders. The applicable percentage ownership of Common Stock is based on approximately 144,193,606 shares of Common Stock outstanding as of December 31, 2022. Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock offered and no other purchases or sales of our Common Stock. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants, as applicable, that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Of the shares of Common Stock being registered for resale by the Selling Securityholders, 32,834,378 of such shares are subject to lock- up agreements which provide that the shares of Common Stock held by such securityholders are subject to a 12-month lock-up period during which the holders have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares, which period may be earlier terminated if the reported closing sale price of the common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Business Combination, subject to certain exceptions.

	Shares of Common Stock Beneficially Owned Prior to this	Warrants Beneficially Owned Prior to this	Number of Shares of Common Stock Being	Number of Warrants Being	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Offering	Offering	Offered	Offered	Number	Percentage	Number	Percentage
SFL SPV I LLC(2)	76,424	0	76,424	—	0	*	0	*
Bespoke Alpha MAC MIM LP(2)	56,269	0	56,269	—	0	*	0	*
Monashee Pure Alpha SPV ILP(2)	263,294	0	263,294	—	0	*	0	*
Monashee Solitario Fund LP(2)	305,468	0	305,468	—	0	*	0	*
BEMAP Master Fund Ltd(2)	498,545	0	498,545	—	0	*	0	*
CVI Investments, Inc.(3)	500,000	0	500,000	—	0	*	0	*
BEMAP Master Fund Ltd(4)	191,159	0	191,159	—	0	*	0	*
Encompass Capital Master Fund LP(5)	1,037,774	0	1,037,774	—	0	*	0	*
Encompass Capital E&P Master Fund LP(6)	271,067	0	271,067	—	0	*	0	*
Perry Creek Capital Fund II LP(7)	330,282	0	330,282	—	0	*	0	*
Perry Creek Capital Partners LP(8)	169,718	0	169,718	—	0	*	0	*
Tech Opportunities LLC(9)	1,500,000	0	1,500,000	—	0	*	0	*
D. E. Shaw Valence Portfolios, L.L.C.(10)(11)	2,250,000	0	2,250,000	—	0	*	0	*
D. E. Shaw Oculus Portfolios, L.L.C.(10)(11)	750,000	0	750,000	—	0	*	0	*
CDK Associates, L.L.C.(12)	1,500,000	0	1,500,000	—	0	*	0	*
Third Street Holdings, LLC(13)	300,000	0	300,000	—	0	*	0	*
G. Richard Wagoner, Jr. andaffiliated entities (14)	882,650	0	20,000	—	862,650	*	0	*
Arosa Opportunistic Fund LP(15)	300,000	0	300,000	—	0	*	0	*
Empery Asset Master, LTD(16)	129,190	0	129,190	—	0	*	0	*
Empery Tax Efficient III, LP(17)	70,810	0	70,810	—	0	*	0	*
Kepos Alpha Master Fund L.P. (18)	750,000	0	750,000	—	0	*	0	*
BlackRock, Inc.(19)	1,000,000	0	1,000,000	—	0	*	0	*
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(20)	300,000	0	300,000	—	0	*	0	*
Integrated Core Strategies (US) LLC(21)	1,815,951	7,732	1,700,000	—	115,951	*	7,732	*
James S. Davis(22)	12,500,803	0	12,500,803	—	0	*	0	*
Pivotal Investment Holdings II, LLC (23)(24)	9,733,333	4,233,333	9,733,333	4,233,333	0	*	0	*
James H.R. Brady(23)	100,000	0	100,000	—	0	*	0	*
MGG Investment Group LP (25)	643,218	0	630,000	—	13,218	*	0	*
Sarah Sclarsic(23)	50,000	0	50,000	—	0	*	0	*
Efrat Epstein(23)	50,000	0	50,000	—	0	*	0	*
Katrina Adams(23)	50,000	0	50,000	—	0	*	0	*
WindSail Credit Fund(26)	1,008,200	0	1,008,200	—	0	*	0	*
SVB Financial Group(27)	338,223	0	338,223	—	0	*	0	*
MOTIV Partners LLC(28)	0	249,117	249,117	—	0	*	249,117	*
Thomas J. Hynes III(29)(30)	7,371,683	0	6,181,461	—	1,190,222	*	0	*
Clayton W. Siegert(29)	1,022,206	0	1,022,206	—	0	*	0	*
Dimitri N. Kazarinoff(29)(31)	2,078,535	0	15,346	—	2,063,189	1.4%	0	*
Nicole Hynes(29)	70,991	0	70,991	—	0	*	0	*
Thomas J. Hynes Jr.(29)	1,277,554	0	1,277,554	—	0	*	0	*
Richard Canny(29)	223,166	0	223,166	—	0	*	0	*
John B. Hynes III(29)	313,095	0	313,095	—	0	*	0	*

*	Less than one percent.

(1)	The amounts set forth in this column are the number of shares of Common Stock that may be offered by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.

(2)	Jeff Muller, CCO of Monashee Investment Management LLC, is deemed to have power to vote or dispose of the reported securities offered hereby. The address of Monashee Investment Management, LLC is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02110.

(3)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. The address of the principal business office of CVI Investments, Inc. is c/o Heights Capital Management, Inc. 101 California Street, Suite 3250, San Francisco, CA 94111.

(4)	Encompass Capital Advisors LLC (“Encompass Capital Advisors”), as the sub-manager for BEMAP Master Fund Ltd., may be deemed to beneficially own the shares of our common stock held by BEMAP Master Fund LP. Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of our common stock held by BEMAP Master Fund Ltd. Mr. Kantor disclaims beneficial ownership of such shares of common stock except to the extent of his economic interests in BEMAP Master Fund Ltd., if any. The address of the principal business office of BEMAP Master Fund Ltd. is 200 Park Avenue, 11th Floor, New York, NY 10166.

(5)	Encompass Capital Advisors, as the investment adviser for Encompass Capital Master Fund L.P., may be deemed to beneficially own the shares of our common stock held by Encompass Capital Master Fund L.P. Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of our common stock held by Encompass Capital Master Fund L.P. Mr. Kantor disclaims beneficial ownership of such shares of common stock except to the extent of his economic interests in Encompass Capital Master Fund L.P., if any. The address of the principal business office of Encompass Capital Master Fund LP is 200 Park Avenue, 11th Floor, New York, NY 10166.

(6)	Encompass Capital Advisors, as the investment adviser for Encompass Capital E&P Master Fund L.P., may be deemed to beneficially own the shares of our common stock held by Encompass Capital E&P Master Fund L.P. Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of our common stock held by Encompass Capital E&P Master Fund L.P. Mr. Kantor disclaims beneficial ownership of such shares of common stock except to the extent of his economic interests in Encompass Capital E&P Master Fund L.P., if any. The address of the principal business office of Encompass Capital Master Fund LP is 200 Park Avenue, 11th Floor, New York, NY 10166.

(7)	Perry Creek Capital GP II LLC (“Perry Creek GP”) is the general partner of Perry Creek Capital Fund II LP (the “Fund”) and, accordingly, exercises investment discretion with respect to the shares of common stock directly owned by the Fund. Adeel Qalbani is the controlling person of Perry Creek GP and may be deemed to beneficially own the shares of common stock directly owned by the Fund. Each of Mr. Qalbani and Perry Creek GP disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its economic interest in the Fund, if any. The principal business address of each of Perry Creek GP, the Fund and Mr. Qalbani is 150 East 58th Street, 17th Floor, New York, NY 10155.

(8)	Perry Creek Capital Partners GP LLC (“Perry Creek Partners GP”) is the general partner of Perry Creek Capital Partners LP (“PCCP”) and, accordingly, exercises investment discretion with respect to the shares of common stock directly owned by PCCP. Adeel Qalbani is the controlling person of Perry Creek Partners GP and may be deemed to beneficially own the shares of common stock directly owned by PCCP. Each of Mr. Qalbani and Perry Creek GP disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its economic interest in PCCP, if any. The principal business address of each of Perry Creek Partners GP, PCCP and Mr. Qalbani is 150 East 58th Street, 17th Floor, New York, NY 10155.

(9)	Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of Tech Opportunities LLC is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(10)	D. E. Shaw Oculus Portfolios, L.L.C. (“Oculus”) and D. E. Shaw Valence Portfolios, L.L.C. (“Valence”) may be deemed affiliated. Each of Valence and Oculus has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Common Stock. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of Valence and Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of Valence and Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Common Stock on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Common Stock. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Common Stock. David E. Shaw disclaims beneficial ownership of the Common Stock.

(11)	Oculus and Valence may be deemed affiliated. Each of Valence and Oculus has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Common Stock. DESCO LP, as the investment adviser of Valence and Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. DESCO LLC, as the manager of Valence and Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Common Stock on DESCO LP’s and DESCO LLC’s behalf. DESCO Inc., as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. DESCO II Inc., as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Common Stock. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Common Stock. David E. Shaw disclaims beneficial ownership of the Common Stock. The principal business address of each of Oculus, Valence and Mr. Shaw is c/o D.E. Shaw & Co., L.P. 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(12)	These shares are held by CDK Associates, L.L.C. and may be deemed to be beneficially owned by (i) Caxton Corporation, the manager of CDK Associates, LLC and (ii) Bruce Kovner, the chairman and sole shareholder of Caxton Corporation. Each of Caxton Corporation and Bruce Kovner disclaims beneficial ownership of these shares except to the extent of its or his pecuniary interest, if any, therein. The selling securityholder’s address is 731 Alexander Road, Building 2, Suite 500, Princeton, NJ 08540.

(13)	These shares are held by Third Street Holdings, LLC and may be deemed to be beneficially owned by (i) Caxton Corporation, the general partner of the investment manager of Third Street Holdings, LLC, (ii) Bruce Kovner, the chairman and sole shareholder of Caxton Corporation and (iii) Peter P. D’Angelo, the managing member of and a greater than 10% owner of Third Street Holdings, LLC. Caxton Corporation, Bruce Kovner and Peter P. D’Angelo each disclaim beneficial ownership of these shares except to the extent of its or his pecuniary interest, if any, therein. The address for Third Street is 731 Alexander Road, Building 2, Suite 500, Princeton, NJ 08540.

(14)	Consists of (i) 484,056 shares of Common Stock held by the G. Richard Wagoner Jr. Revocable Trust acquired in the Business Combination, (ii) 378,594 shares issuable upon the exercise of options within 60 days of the date of the Business Combination and (iii) 20,000 shares of Common Stock. The business address of the securityholder is c/o Spruce Power Holding Corporation, 1875 Lawrence Street, Suite 320, Denver, CO 80202.

(15)	Arosa Capital Management Opportunistic GP II LLC is the general partner of Arosa Opportunistic Fund LP and Arosa Capital Management LP is its investment manager. The members of Arosa Capital Management Opportunistic GP II LLC and the limited partners of Arosa Capital Management LP are Till Bechtolsheimer and Abraham Joseph. The business address of each person and entity named in this footnote is c/o Arosa Capital Management LP, 550 West 34th Street, Suite 2800, New York, NY 10001.

(16)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The selling securityholder’s address is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(17)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by Empery Tax Efficient III, LP and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The selling securityholder’s address is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(18)	Kepos Capital LP is the investment manager of the Selling Securityholder and Kepos Partners LLC is the General Partner of the Selling Securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Partners LP is Kepos Capital GP LLC (the “Kepos GP”) and the managing member of Kepos Capital LP is Kepos Capital MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the Selling Securityholder. The selling securityholder’s address is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York, NY 10036.

(19)	The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; Master Total Return Portfolio of Master Bond LLC and BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of these entities, and/or the applicable investment committee members of these funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(20)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC—Segregated Master Portfolio B (“Alto”), has discretionary authority to vote and dispose of the shares held by Alto and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(21)	Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities LTD (“ICS Opportunities”) and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and Riverview Group LLC (“Riverview Group”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group or ICS Opportunities, as the case may be. Consists of (i) 115,951 shares of Common Stock and warrants for 7,732 shares of Common Stock each pledged as collateral to secure margin loans and (ii) 1,700,000 shares of Common Stock. The address of all entities listed in this footnote is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, NY 10103.

(22)	The business address of the securityholder is 100 Guest Street, Boston, MA 02135.

(23)	Unless otherwise indicated, the business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174.

(24)	Also includes 4,233,333 shares issuable upon the exercise of Private Placement Warrants. Notwithstanding their dispositive and voting control over such shares, each of Ironbound Partners Fund, LLC, an affiliate of Jonathan Ledecky, and Pivotal SPAC Funding II LLC, an affiliate of Kevin Griffin, may also be deemed to have investment discretion and voting power over these shares held by Pivotal. Messrs. Griffin and Ledecky disclaim beneficial ownership of the shares of Common Stock held by Pivotal Investment Holdings II LLC, except to the extent of his respective proportionate pecuniary interest therein.

(25)	Includes the following shares: (i) 14,895 shares held by MGG Canada Fund LP, (ii) 1,204 shares held by MGG Insurance Fund Series Interest of the SALI Multi-Series Fund, L.P., (iii) 304 shares held by MGG SF Drawdown Fund (Cayman) LP, (iv) 1,245 shares held by MGG SF Drawdown Unlevered Fund II (Cayman) LP, (v) 11,685 shares held by MGG SF Drawdown Unlevered Fund II (Luxembourg) SCSp, (vi) 9,476 shares held by MGG SF Drawdown Unlevered Fund II LP, (vii) 26,550 shares held by MGG SF Drawdown Unlevered Fund III LP, (viii) 3,506 shares held by MGG SF Evergreen Fund (Cayman) LP, (ix) 138,038 shares held by MGG SF Evergreen Fund LP, (x) 81,118 shares held by MGG SF Evergreen Unlevered Fund 2020 LP, (xi) 418 shares held by MGG SF Evergreen Unlevered Fund II (Cayman) LP, (xii) 37,925 shares held by MGG SF Evergreen Unlevered Fund LP, (xiii) 315,000 shares held by MGG Structured Solutions Fund LP, and (xiv) 1,854 shares held by MGG Specialty Finance Fund II LP. MGG Investment Group LP (“MGG”) is the investment adviser to the MGG Funds. Kevin Griffin (“Mr. Griffin”) is the Chief Executive Officer and Chief Investment Officer of MGG. Gregory Racz (“Mr. Racz” and together with Mr. Griffin, the “Principals”) is the President and Chief Legal Officer of MGG. The address of the MGG Funds, MGG and the Principals is c/o MGG Investment Group LP, One Penn Plaza, Suite 5320, New York, NY 10119. Each of the MGG Funds and the Principals disclaims beneficial ownership of the shares listed above.

(26)	The business address of the securityholder is 133 Federal Street, Suite 702, Boston, MA 02110.

(27)	The business address of the securityholder is 80 E Rio Salado Pkwy, Suite 600, Tempe, AZ 85281.

(28)	The business address of the securityholder is 3023 7th Street, #235, Boulder, CO 80304.

(29)	Unless otherwise indicated, the business address of each of the individuals is c/o Spruce Power Holding Corporation, 1875 Lawrence Street, Suite 320, Denver, CO 80202.

(30)	Consists of (i) 6,181,461 shares of Common Stock and (ii) 1,190,222 shares of Common Stock issuable upon the exercise of options within 60 days of December 31, 2022.

(31)	Consists of (i) 15,346 shares of Common Stock and (ii) 2,063,189 shares of Common Stock issuable upon the exercise of options within 60 days of December 31, 2022.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 350,000,000 shares of Common Stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share. As of December 31, 2022, there were approximately 144,193,606 shares of Common Stock and no shares of preferred stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Except as otherwise required by law, our Certificate of Incorporation or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of the directors of our board of directors (our “Board”) and all other matters requiring securityholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by securityholders. There is no cumulative voting. Subject to the rights of any holders of any shares of preferred stock which may from time to time come into existence and be outstanding, the holders of Common Stock are entitled to the payment of dividends when and as declared by our Board in accordance with applicable law and to receive other distributions from us. Holders of Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock. Under our Certificate of Incorporation, our Board is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year.

Under our Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles Sixth, Seventh, Eighth, Ninth and Tenth of our Certificate of Incorporation, which articles generally govern the appointment of directors, the amendment of our Bylaws, limitation of liability and indemnification, forum selection, and amendments to our Certificate of Incorporation, respectively. Subject to the rights of the holders of shares of any series of preferred stock then outstanding, any director, or our entire Board, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock entitled to vote at an election of directors, voting together as a single class.

Preferred Stock

If we issue preferred stock, such preferred stock would have priority over our Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our Certificate of Incorporation grants our Board the authority, without further securityholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series.

Warrants

As of December 31, 2022, we had 4,239,450 warrants outstanding, consisting of 6,117 Legacy XL Warrants and 4,233,333 Private Placement Warrants.

On January 28, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, we had no Public Warrants outstanding as of March 1, 2021. In connection with such redemption, the NYSE filed a Form 25 to delist the Public Warrants on March 1, 2021.

Each outstanding warrant (other than the Legacy XL Warrants) enables the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, five years after the consummation of the Business Combination or earlier upon redemption or liquidation.

The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of Common Stock at a price below the respective exercise prices of the warrants.

After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by securityholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. We will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of Common Stock other than dividends paid in Common Stock as described above.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In the case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the- counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

No fractional shares of Common Stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, we will, upon exercise, follow the requirements of the DGCL.

Certain Anti-Takeover Provisions of Delaware Law

Staggered Board

Our Certificate of Incorporation provides that our Board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual or special meetings. Furthermore, because our Board is classified, directors may be removed only with cause by a majority of our outstanding shares.

Special meeting of securityholders

Our Bylaws provide that special meetings of securityholders may be called only by a majority vote of our Board.

Advance notice requirements for securityholder proposals and director nominations

Our Bylaws provide that securityholders of record seeking to bring business before an annual meeting of securityholders, or to nominate candidates for election as directors at our annual meeting of securityholders, must provide timely notice of their intent in writing. To be timely, a securityholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of securityholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a securityholders’ meeting. These provisions may preclude our securityholders from bringing matters before the annual meeting of securityholders or from making nominations for directors at our annual meeting of securityholders.

Authorized but unissued shares

Our authorized but unissued Common Stock and preferred stock are available for future issuances without securityholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Securityholder action by written consent

Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be a taken by securityholders must be effected at an annual or special meeting, and may not be taken by written consent (subject to the rights of any preferred stock then outstanding).

Exclusive forum selection

Our Certificate of Incorporation requires that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of we, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of we to we or its securityholders, (iii) any action asserting a claim against we arising pursuant to any provision of the Delaware General Corporation Law ( the “DGCL”) or our Certificate of Incorporation or Bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against we governed by the internal affairs doctrine.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable. If that were the case, because securityholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow securityholders to bring claims for breach of these provisions in any appropriate forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 203 of the Delaware General Corporation Law

We have not opted out of Section 203 of the DGCL under our Certificate of Incorporation. As a result, pursuant to Section 203 of the DGCL, we are prohibited from engaging in any business combination with any securityholder for a period of three years following the time that such securityholder (the “interested securityholder”) came to own at least 15% of the outstanding voting stock (the “acquisition”), except if:

●	our Board approved the acquisition prior to its consummation;

●	the interested securityholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the business combination is approved by our Board of we, and by a 2/3 majority vote of the other securityholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested securityholder. Subject to certain exceptions, an “interested securityholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested securityholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our Board because the securityholder approval requirement would be avoided if our Board approves the acquisition which results in the securityholder becoming an interested securityholder. This may also have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which securityholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its securityholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Bylaws provide that, in certain circumstances and subject to certain limitations, we will indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We currently maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing Date, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Common Stock is listed on the NYSE under the symbol “SPRU”.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (A) up to 48,083,495 shares of Common Stock, including (i) 15,000,000 shares of Common Stock originally issued in a private placement at the closing of the Business Combination, (ii) 21,504,622 shares of Common Stock issued to directors, officers and affiliates of Legacy XL pursuant to the Merger Agreement in connection with the Business Combination, (iii) 5,750,000 shares of Common Stock issued upon conversion of shares held by the Sponsor and certain affiliates of Pivotal in connection with the Business Combination, (iv) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, and (v) up to 1,595,540 shares issued or issuable upon the exercise of Legacy XL Warrants assumed by us in connection with the Business Combination, and (B) up to 4,233,333 Private Placement Warrants. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Private Placement Warrants and the Legacy XL Warrants in the event that such Private Placement Warrants and Legacy XL Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over- the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock or Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NYSE;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Private Placement Warrants may exercise its Private Placement Warrants in accordance with that certain Warrant Agreement, dated as of July 11, 2019, by and between Continental Stock Transfer & Trust Company and the other parties thereto (the “Warrant Agreement”), on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent (as defined in the Warrant Agreement), Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price (if exercised for cash) and any and all applicable taxes due in connection with the exercise of a Private Placement Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has passed upon the validity of the securities offered by this prospectus for us.

EXPERTS

The consolidated financial statements of Spruce Power Holding Corporation at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference from Spruce Power Holding Corporation’s Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined consolidated financial statements of Spruce Holding Company 1, LLC, Spruce Holding Company 2, LLC, Spruce Holding Company 3, LLC and Spruce Manager, LLC as of and for the years ended December 31, 2021 and 2020, have been incorporated by reference herein and in the registration statement in reliance upon the report of CohnReznick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

	Amount
SEC registration fee	$127,121	(1)
Accountants’ fees and expenses	*
Legal fees and expenses	*
Miscellaneous	*
Total	$127,121

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

(1)	$127,120.97 was previously paid.

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or for any breach of a director’s duty of loyalty to the corporation or its securityholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 16. Exhibits.

Reference is made to the information in the Exhibit Index filed as part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent No more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following documents are filed as part of the registration statement or are incorporated by reference:

Exhibit No.	Description	Included	Form	Filing Date
2.1*	Agreement and Plan of Reorganization, dated as of September 17, 2020, by and among Pivotal Investment Corporation II, PIC II Merger Sub Corp. and XL Hybrids, Inc.	By Reference	S-4/A	December 4, 2020
4.1	Specimen Common Stock Certificate.	By Reference	8-K	December 23, 2020
4.2	Specimen Warrant Certificate.	By Reference	8-K	December 23, 2020
4.3	Warrant Agreement, dated as of July 11, 2019, between Continental Stock Transfer& Trust Company and the Registrant.	By Reference	8-K	July 16, 2019
4.4	Warrant Agreement, dated as of September 29, 2017, between XL Hybrids, Inc. and MOTIV Partners LLC.	By Reference	10-K	March 31, 2021
4.5	Amendment to Warrant Agreement, dated as of December 15, 2020, between XL Hybrids, Inc. and MOTIV Partners LLC.	By Reference	10-K	March 31, 2021
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	Previously Filed
23.1	Consent of Marcum LLP	Herewith
23.2	Consent of CohnReznick LLP	Herewith
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).	Previously Filed
24.1	Power of Attorney (included on signature page)	Herewith
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Schedules and exhibits to this exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado on January 10, 2023.

SPRUCE POWER HOLDING CORPORATION

/s/ Eric Tech
Name:	Eric Tech
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric Tech, Donald P. Klein and Stacey Constas, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Post-Effective Amendment No. 2 to Registration Statement, and any registration statement relating to the offering covered by this Post-Effective Amendment No. 2 to Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof

Signature	Title	Date

/s/ Eric Tech	Chief Executive Officer and Director	January 9, 2023
Eric Tech

/s/ Donald P. Klein	Chief Financial Officer	January 9, 2023
Donald P. Klein	(Principal Financial Officer and Principal Accounting Officer)

/s/ Kevin Griffin	Director	January 9, 2023
Kevin Griffin

/s/ Christopher Hayes	Director	January 9, 2023
Christopher Hayes

/s/ Jonathan J. Ledecky	Director	January 9, 2023
Jonathan J. Ledecky

/s/ John P. Miller	Director	January 9, 2023
John P. Miller

/s/ Christian Fong	Director	January 9, 2023
Christian Fong